          CERTIFICATE PURCHASE AGREEMENT dated February 28, 1997 (this "Agreement") among FEDERAL-MOGUL FUNDING CORPORATION, a Michigan corporation, as Seller (the "Seller"), FALCON ASSET SECURITIZATION CORPORATION, Delaware corporation ("Falcon"), THE FINANCIAL INSTITUTIONS LISTED FROM TIME TO TIME ON THE SIGNATURE PAGES HERETO AS LIQUIDITY PROVIDERS (individually, a "Liquidity Provider" and collectively, the "Liquidity Providers"), and THE FIRST NATIONAL BANK OF CHICAGO, as agent (the "Program Agent") for Falcon and the Liquidity Providers.

                     W I T N E S S E T H:

          WHEREAS, the Federal-Mogul Trade Receivables Master
Trust may issue the Series 1997-1 Certificates (as hereinafter defined) at the direction of the Seller;

          WHEREAS, subject to the terms and conditions of this Agreement and of the Series 1997-1 Supplement, the Seller may sell the Class A Certificates to the Program Agent for the benefit of Falcon and/or the Liquidity Providers (Falcon and the Liquidity Providers, each a "Purchaser" and collectively, the "Purchasers");

          WHEREAS, subject to the terms and conditions of this Agreement, Falcon may and the Liquidity Providers shall fund from time to time Increases in the Class A Invested Amount; and

          WHEREAS, the Class A Certificates will be held by the Program Agent for the benefit of the applicable Purchaser(s);

          NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto hereby agree as follows:

                            ARTICLE I
                           DEFINITIONS

          SECTION 1.01.  Defined Terms.  As used in this
Agreement, terms defined in the foregoing paragraphs shall have their defined meanings when used herein and the following terms shall have the following meanings:

          "Acquisition Amount" means, on the date of any purchase from Falcon of Class A Certificates Interests pursuant to Section 2.07, (i) with respect to each Liquidity Provider other than First Chicago, the lesser of (a) such Liquidity Providers's Liquidity Provider Commitment Percentage of the Falcon Transfer Price and (b) such Liquidity Provider's unused Liquidity Provider Commitment and (ii) with respect to First Chicago, the difference between (a) the Falcon Transfer Price and (b) the aggregate amount payable by all other Liquidity Providers on such date pursuant to clause (i) above.

          "Adjusted Liquidity Price" means, in determining the Falcon Transfer Price for any Class A Certificate Interest, an amount equal to

                      PI x (i)DC + (ii) NDR
                                        ARD

where:

     PI     =     the undivided percentage interest in the Trust
                  Assets evidenced by such Class A Certificate
                  Interest.

     DC     =     the Deemed Collections.

     NDR     =    the outstanding balance of all Receivables that
                  are not Defaulted Receivables.

     ARD     =    1 + (.50 x Aggregate Reserves)

     Each of the foregoing shall be determined from the most recent Distribution Date Statement received from the Trustee.

          "Affected Liquidity Provider" shall have the meaning assigned to such term in Section 6.01(c).

          "Affected Person" shall have the meaning assigned to such term in Section 3.02.

          "Affiliate" means any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, another Person or any subsidiary of such other Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

          "Aggregate Unpaids" means, at any time, an amount equal to the sum of all accrued and unpaid Class A Monthly Interest, Class A Additional Interest, Class A Invested Amount, and all amounts (whether owed or accrued) hereunder, under the Series 1997-1 Supplement or under the Fee Letter to the Program Agent and the Purchasers at such time.

          "Assignment and Acceptance" shall mean an assignment and acceptance in substantially the form of Exhibit A pursuant to which a Liquidity Provider assigns all or a portion of its rights and obligations under this Agreement in accordance with the terms of Section 6.01.

          "Base Rate" means, (i) prior to the occurrence of a Servicer Default, a rate per annum equal to the corporate base rate, prime rate or base rate of interest, as applicable, announced by the Reference Bank from time to time, changing when and as such rate changes, and (ii) at all times after the occurrence of an Early Amortization Event, such rate plus 2.00% per annum.

          "Class A Certificate Interest" shall mean each undivided percentage interest in the Class A Certificates acquired by Falcon or any Liquidity Provider in connection with the Purchase or any Increase in the Class A Invested Amount.

          "Class A Certificateholder" shall mean the Program
Agent.

          "Closing Date" shall mean February 28, 1997.

          "Commercial Paper" means promissory notes of Falcon issued by Falcon in the commercial paper market.

          "CP Rate" means, the rate, requested by the Seller and agreed to by Falcon, equivalent to the rate (or if more than one rate, the weighted average of the rates) at which Commercial Paper having a term equal to the relevant Tranche Period may be sold by any placement agent or commercial paper dealer reasonably selected by Falcon, as agreed between each such dealer or agent and Falcon plus any and all applicable issuing and paying agent fees and commissions of placement agents and commercial paper dealers in respect of such Commercial Paper; provided, however, that if the rate (or rates) as agreed between any such agent or dealer and Falcon is a discount rate (or rates), the "CP Rate" for such Tranche Period shall be the rate (or if more than one rate, the weighted average of the rates) resulting from Falcon's converting such discount rate (or rates) to an interest-bearing equivalent rate per annum.

          "Deemed Collections" means, in connection with the transfer by Falcon of one or more Class A Certificate Interests to the Liquidity Providers pursuant to Section 2.07 hereof, the aggregate of all amounts owing to the Program Agent on behalf of Falcon pursuant to Sections 2.03, 2.04(c), 3.03(c) and 3.09 of the Pooling and Servicing Agreement and Section 8.01 hereof relating to the Class A Certificate Interests which are the subject of such transfer.

          "Defaulting Liquidity Provider" shall have the meaning assigned to such term in Section 2.11.

          "Discount" means, for each Class A Certificate Interest for any Tranche Period:

                         DR x C X  AD
                                   360

          where:

          DR    =          the Discount Rate for such Class A
                           Certificate Interest for such Tranche
                           Period;

          C     =          the Class A Invested Amount of such
                           Class A Certificate Interest during
                           such Tranche Period; and

          AD    =          the actual number of days elapsed
                           during such Tranche Period;

provided that no provision of this Agreement shall require the payment or permit the collection of Discount in excess of the maximum rate permitted by applicable law; and provided, further, that Discount for any Tranche Period shall not be considered paid by any distribution to the extent that at any time all or a portion of such distribution is rescinded or must otherwise be returned for any reason.

          "Discount Rate" means the LIBO Rate, the CP Rate or the
Base Rate, as applicable.

          "Extension Term" shall have the meaning assigned to such term in Section 2.12.

          "Falcon" shall mean Falcon Asset Securitization
Corporation and its successors and assigns, but shall not include the Liquidity Providers as assignees under Section 2.07.

          "Falcon Residual" shall mean the sum of the Falcon
Transfer Price Reductions.

          "Falcon Transfer Price" means, with respect to the assignment by Falcon of one or more Class A Certificate Interests to the Liquidity Providers, the sum of (i) the lesser of (a) the Class A Invested Amount allocated to each Class A Certificate Interest and (b) the Adjusted Liquidity Price of each Class A Certificate Interest and (ii) all accrued and unpaid Discount for such Class A Certificate Interest(s).

          "Falcon Transfer Price Deficit" shall have the meaning assigned to such term in Section 2.11.

          "Falcon Transfer Price Reduction" shall mean in connection with the assignment of a Class A Certificate Interest by Falcon to the Liquidity Providers, the positive difference between (i) the Class A Invested Amount allocated to such Class A
Certificate Interest and (ii) the Adjusted Liquidity Price for such Class A Certificate Interest.

          "Federal Funds Effective Rate" shall mean, for any period, a fluctuating interest rate per annum equal for each day during such period equal to (a) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the preceding Business Day) by the Federal Reserve Bank of New York in the Composite Closing Quotations for U.S. Government Securities; or (b) if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:30 a.m. (Chicago time) for such day on such transactions received by the Reference Bank from three federal funds brokers of recognized standing selected by it.

          "Federal-Mogul" shall mean Federal-Mogul Corporation, a Michigan corporation, and its successors in interest to the extent permitted hereunder, as amended, modified or supplemented and in effect from time to time.

          "Fee Letter" shall mean the letter agreement dated the date hereof by and between the Program Agent and the Seller.

          "First Chicago" means The First National Bank of
Chicago in its individual capacity and its successors.

          "First Chicago Roles" shall have the meaning assigned to such term in Section 5.07.

          "Indemnified Amounts" shall have the meaning assigned to such term in Section 8.01.

          "Indemnified Party" shall have the meaning assigned to such term in Section 8.01.

          "Initial Term" shall mean, with respect to each Liquidity Provider Commitment, the period which commences on the date such Liquidity Provider enters into this Agreement and ends on the date which is 364 days from the date of this Agreement.

          "LIBO Rate" means the rate per annum equal to the sum of (i) (a) the rate at which deposits in U.S. Dollars are offered by the Reference Bank to first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of the relevant Tranche Period, such deposits being in the approximate amount of the Class A Invested Amount of the Class A Certificate Interest to be funded or maintained plus (ii) 0.75% per annum. The LIBO Rate shall be rounded, if necessary, to the next higher 1/16 of 1%.

          "Liquidity Provider Commitment" shall mean, as to any Liquidity Provider, the obligation of such Liquidity Provider to
(i) make the Purchase pursuant to Section 2.01, (ii) purchase the Class A Certificate Interests of Falcon pursuant to Section 2.07 and (iii) fund Increases in the Class A Invested Amount, in each instance up to the amount set forth opposite such Liquidity Provider's name on the signature pages hereto, subject to Section 2.02, or as otherwise set forth in an Assignment and Acceptance in connection with an assignment from a Liquidity Provider of its obligations hereunder in accordance with the terms of Section 6.01, as such amount may be reduced from time to time pursuant to
Section 2.04.

          "Liquidity Provider Commitment Percentage" shall mean, on any day and as to any Liquidity Provider, a fraction, the numerator of which is such Liquidity Provider's Liquidity Provider Commitment and the denominator of which is the Class A Purchase Limit on such day, as such percentage may be modified by assignments made from time to time pursuant to Section 6.01.

          "Liquidity Providers" shall mean the banks and financial institutions party hereto from time to time as

"Liquidity Providers" hereunder, as their names appear on the signature pages hereto under the heading "Liquidity Providers" or as otherwise set forth in an Assignment and Acceptance in connection with an assignment from a Liquidity Provider of its rights and obligations hereunder in accordance with the terms of
Section 6.01.

          "Majority of Class A Certificate Interests" shall mean the Program Agent and holders of Class A Certificate Interests evidencing 66 2/3% or more of the aggregate Class A Certificate Interests; provided that, solely for purposes of this computation, (i) Liquidity Providers shall be deemed to hold Class A Certificate Interests equal to their respective Liquidity Provider Commitment Percentages of such aggregate Class A Certificate Interests, whether or not they have made the Purchase or funded any Increases, and (ii) Falcon's Class A Certificate Interest will be reduced by the amount set forth in clause (i).

          "Non-Defaulting Liquidity Provider" shall have the meaning assigned to such term in Section 2.11.

          "Obligations" shall mean all obligations of the Seller, the Servicer or Federal-Mogul to the Trustee, the Trust, the Program Agent, any Purchaser, any Enhancement Provider, the other Indemnified Parties and their respective successors, permitted transferees and assigns, arising under or in connection with the Transaction Documents, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due.

          "Person" means an individual, partnership, limited liability company, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

          "Pooling and Servicing Agreement" shall mean the Amended and Restated Pooling and Servicing Agreement, dated as of February 1, 1997, among the Seller, as seller, the Servicer and the Trustee, as amended, supplemented or otherwise modified from time to time.

          "Purchase" shall mean the purchase of the Class A
Certificates on the Purchase Date, whether by Falcon or the Liquidity Providers.

          "Purchase Date" shall mean the Closing Date.

          "Purchase Notice" shall have the meaning set forth in
Section 2.05.

          "Purchase Price" shall mean the price specified in the notice from the Seller (substantially in the form of Exhibit B) delivered pursuant to Section 2.05.

          "Purchaser" shall have the meaning assigned to such term in the second recital hereof.

          "Purchasing Liquidity Provider" shall have the meaning assigned to such term in Section 6.01(b).

          "Reduction Percentage" shall mean, for any Class A Certificate Interest acquired by the Liquidity Providers from Falcon for less than the Class A Invested Amount allocated to such Class A Certificate Interest, a percentage equal to (i) one, minus (ii) a fraction the numerator of which is the Falcon Transfer Price Reduction for such Class A Certificate Interest and the denominator of which is the Class A Invested Amount allocated to such Class A Certificate Interest.

          "Reference Bank" means NBD Bank or such other bank as the Program Agent shall designate with the consent of the Seller.

          "Required Notice Date" shall mean, with respect to the date of the funding of any Increase, by 11:00 a.m. (Chicago time)
(i) at least three Business Days prior to such date if the LIBO Rate is being requested as the Discount Rate relating to such Increase, (ii) at least three Business Days prior to such date if the CP Rate is being requested as the Discount Rate relating to such Increase and (iii) at least one Business Day prior to such date if the Base Rate is being requested as the Discount Rate relating to such Increase.

          "Series 1997-1 Supplement" shall mean the Series 1997-1
Supplement to the Pooling and Servicing Agreement, dated as of February 1, 1997, among the Seller, the Servicer and the Trustee.

          "Servicer Default" shall mean one of the events set forth in Section 10.01 of the Pooling and Servicing Agreement.

          "Taxes" shall have the meaning set forth in Section
3.03.

          "Term" shall mean, with respect to each Liquidity
Provider Commitment, the Initial Term and each Extension Term as provided in Section 2.12.

          "Termination Date" shall be the last day of the Term.

          "Tranche Period" means, with respect to any Class A
Certificate Interest:

          (a) if Discount for such Class A Certificate Interest is calculated with respect to the CP Rate, a period of days not to exceed 270 days commencing on a Business Day requested by the Seller and agreed to by Falcon;

          (b) if Discount for such Class A Certificate Interest is calculated on the basis of the LIBO Rate, a period of one, two or three months, or such other period as may be mutually agreeable to the Program Agent and the Seller, commencing on a Business Day selected by the Seller or the Program Agent pursuant to this Agreement. Such Tranche Period shall end on the day in the applicable succeeding calendar month which corresponds numerically to the beginning day of such Tranche Period, provided, however, that if there is no such numerically corresponding day in such succeeding month, such Tranche Period shall end on the last Business Day of such succeeding month; and

          (c) if Discount for such Class A Certificate Interest is calculated on the basis of the Base Rate, a period of 30 days commencing on a Business Day selected by the Seller.

If any Tranche Period would end on a day which is not a Business Day, such Tranche Period shall end on the next succeeding Business Day, provided, however, that in the case of Tranche Periods corresponding to the LIBO Rate, if such next succeeding Business Day falls in a new month, such Tranche Period shall end on the immediately preceding Business Day. In the case of any Tranche Period for any Class A Certificate Interest which commences before the last day of the Revolving Period and would otherwise end on a date occurring after the last day of the Revolving Period, such Tranche Period shall end on the last day of the Revolving Period. The duration of each Tranche Period which commences after the last day of the Revolving Period shall be of such duration as selected by the Program Agent.

          "Transaction Documents" means, collectively, this
Agreement all other instruments, documents and agreements executed and delivered by the Seller in connection herewith, the Fee Letter, the Pooling and Servicing Agreement, the Series 1997-1 Supplement, the Class A Certificates and the Receivable
Purchase Agreement.

          "Withholding Tax" shall have the meaning assigned to such term in Section 9.16.

          SECTION 1.02. Other Definitional Provisions. (a) All capitalized terms not otherwise defined herein are defined in the Pooling and Servicing Agreement and the Series 1997-1 Supplement.

          (b) As used herein, in the Class A Certificates and in any certificate or other document made or delivered pursuant hereto, accounting terms not defined in Section 1.01 and accounting terms partly defined in Section 1.01 to the extent not defined, shall have the respective meanings given to them under generally accepted accounting principles as in effect in the United States from time to time.

          (c) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

          (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

                            ARTICLE II

                      THE PURCHASE; INCREASES

          SECTION 2.01.  The Purchase.  (a)  Falcon may, in its
sole discretion, make the Purchase. Falcon's election to make the Purchase is subject to the satisfaction of the conditions precedent set forth in Section 4.01.

          (b) If Falcon shall elect not to make the Purchase on the Purchase Date, the Liquidity Providers shall, subject to the satisfaction of the conditions precedent set forth in Section 4.01, make the Purchase. Each Liquidity Provider shall make the Purchase in an amount equal to its Liquidity Provider Commitment Percentage of the Purchase Price.

          (c) Under no circumstances shall Falcon or the Liquidity Providers make the Purchase if, as a result thereof, the Class A Invested Amount would exceed the Class A Purchase Limit or, in the case of a Liquidity Provider, if such Liquidity Provider's Liquidity Provider Commitment Percentage of the Purchase Price would exceed such Liquidity Provider's Liquidity Provider Commitment.

          SECTION 2.02. Increases. (a) Falcon may, in its sole discretion, from time to time during the period from the date of this Agreement to the last day of the Revolving Period, upon the request of the Seller and subject to the satisfaction of the conditions precedent set forth in Section 4.01, fund Increases, and, upon so funding an Increase, shall acquire Class A Certificate Interests representing a portion of the Class A Invested Amount equal to the amount of such Increase.

          (b) If Falcon elects not to fund a requested Increase, each Liquidity Provider shall, upon the request of the Seller and subject to the satisfaction of the conditions precedent set forth in Section 4.01, fund such Increase in an amount equal to its Liquidity Provider Commitment Percentage of the amount of such requested Increase. All Increases funded by the Liquidity Providers shall be at the LIBO Rate and shall be made on a pro rata basis in accordance with the Liquidity Provider Commitments.

          (c) Under no circumstances shall Falcon or any Liquidity Provider fund any Increase to the extent that, after giving effect to such Increase and the other Increases to be funded by the other Liquidity Providers concurrently therewith,
(i) the Class A Invested Amount would exceed the Class A Purchase Limit or (ii) with respect to any Liquidity Provider, the funding of such Increase would exceed its Liquidity Provider Commitment.

          SECTION 2.03. Class A Certificates. On the Purchase Date, on each date an Increase in the Class A Invested Amount is funded hereunder and on each date the Class A Invested Amount is reduced, a duly authorized agent of the Program Agent shall make appropriate notations in its books and records of the Purchase Price, the amount of such Increase and the amount of such reduction, as applicable. Each of the Servicer, the Seller and the Trustee hereby authorizes each duly authorized agent of the Program Agent to make such notations on the books and records as aforesaid and every such notation made in accordance with the foregoing authority shall be prima facie evidence of the accuracy of the information so recorded and shall be binding on the Seller and the Trustee absent manifest error. All Increases in the Class A Invested Amount shall be subject to reduction in accordance with the provisions of this Agreement and the Series 1997-1 Supplement.

          SECTION 2.04. Reductions to the Class A Purchase Limit. The Seller may, from time to time, upon at least 30 days' prior written notice to the Program Agent, elect to reduce the Class A Purchase Limit by an amount up to the difference between the Class A Purchase Limit at such time and the Class A Invested Amount at such time; provided that such partial reduction in the Class A Purchase Limit shall be in a minimum amount equal to $2,000,000 and integral multiples of $1,000,000 in excess of such minimum. Any such reduction shall be permanent and shall reduce the Liquidity Provider Commitments of the Liquidity Providers hereunder ratably in accordance with the Liquidity Provider Commitment Percentages.

          SECTION 2.05. Procedures for Making the Purchase and Increases. (a) Notice of the Purchase and Increases. The Purchase and each Increase shall occur on a Business Day and shall be made or funded on notice (the "Purchase Notice") from the Seller (substantially in the form of Exhibit B, in the case of the Purchase, or Exhibit C, in the case of an Increase) to the Program Agent received by the Program Agent not later than 12:00 noon (New York City time) on, in the case of the Purchase, the first Business Day immediately preceding the Purchase Date or, in the case of an Increase, on the Required Notice Date (with a copy provided to the Trustee). Each notice shall, except as set forth below, be irrevocable and specify the Purchase Price, the amount of the Increase (in each case, not to be less than $2,000,000 and integral multiples of $1,000,000 in excess of such minimum), the Purchase Date or date of the Increase, the initial Tranche Period and the initial Discount Rate related thereto. The Program Agent shall promptly notify, and in any event on or prior to 10:00 a.m., Chicago time, on the date of the funding of the Purchase or any Increase, the Seller and each Liquidity Provider if Falcon elects in its discretion not to make the Purchase or fund an

Increase. If Falcon declines to make a proposed Purchase or fund an Increase, the Seller may cancel the Purchase Notice or the Purchase or Increase will be made by the Liquidity Providers.

          (b) Delivery of the Class A Certificates. On the Purchase Date, the Seller will deliver to the Program Agent, on behalf of the Purchaser(s), one Class A Certificate, dated the Purchase Date, registered in the name of the Program Agent and duly authenticated in accordance with the provisions of the Pooling and Servicing Agreement against delivery by the Program Agent, on behalf of the Purchaser(s), to the Seller of the Purchase Price.

          (c) Funding of the Purchase and Increases. On the Purchase Date and any date on which an Increase is funded, Falcon or the Liquidity Providers, as applicable, shall, upon satisfaction of the applicable conditions set forth in Article IV, deposit, the Purchase Price or amount of the Increase (in the case of Falcon) or its Liquidity Provider Commitment Percentage of the Purchase Price or of the Increase (in the case of each Liquidity Provider) in immediately available funds in the following Accounts: in the case of the Purchase, deposit of the Purchase Price to the Escrow Account, held by The Chase Manhattan Bank, as escrow agent, account number 507-871731 and identified as the "Federal-Mogul Trade Receivables Master Trust, Series 1992-1 and Series 1993-1 Escrow Account"; if Falcon is funding an Increase, a deposit shall be made to an account of the Seller at Bank of America, account number 73-63613; if the Liquidity Providers are funding an Increase, a deposit shall be made to the FMSD Clearing Account, number 7521-7683, at The First National Bank of Chicago. The Program Agent to use its best efforts to cause such deposits to be made by not later than 12:00 noon (Chicago time).

     Section 2.06. Selection of Tranche Periods and Discount Rates. (a) Each Class A Certificate Interest shall at all times have an associated amount of Class A Invested Amount, a Discount Rate and Tranche Period applicable to it. Not less than $2,000,000 of Invested Amount may be allocated to any single Class A Certificate Interest. The Seller shall request Discount Rates and Tranche Periods for the Class A Certificate Interests. The Seller may select the CP Rate, with the concurrence of the Program Agent, or the Base Rate for the Class A Certificate Interests of Falcon and the LIBO Rate or the Base Rate for the Class A Certificate Interests of the Liquidity Providers. The Seller shall by 11:00 a.m. (Chicago time), (i) at least three Business Days prior to the expiration of any then existing Tranche Period with respect to which the LIBO Rate is being requested as a new Discount Rate, (ii) at least three Business Days prior to the expiration of any then existing Tranche Period with respect to which the CP Rate is being requested as a new Discount Rate and (iii) at least one Business Day prior to the expiration of any Tranche Period with respect to which the Base Rate is being requested as a new Discount Rate, give the Program Agent irrevocable notice of the new Tranche Period and Discount Rate for the Receivable Interest associated with such expiring Tranche Period.

          (b) If any Liquidity Provider notifies the Program Agent that it has determined that funding its Liquidity Provider Commitment Percentage of the Class A Certificate Interests of the Liquidity Providers at a LIBO Rate would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or that (i) deposits of a type and maturity appropriate to match fund its Class A Certificate Interests at such LIBO Rate are not available or (ii) such LIBO Rate does not accurately reflect the cost of acquiring or maintaining Class A Certificate Interests at such LIBO Rate, then the Program Agent shall suspend the availability of such LIBO Rate and require the Seller to select a new Discount Rate for any Class A Certificate Interest accruing Discount at such LIBO Rate.

          SECTION 2.07.  Assignments by Falcon to Liquidity Providers.
(a) On any date during the Term (including, without limitation, any date on which Falcon has elected in its discretion not to fund an Increase hereunder pursuant to Section 2.02), Falcon may, in its own discretion, upon written notice given to the Program Agent and the Seller, assign to the Liquidity Providers (in accordance with their respective
Liquidity Provider Commitment Percentages) and the Liquidity
Providers shall purchase a portion of or all of the right and title to and interest in the Class A Certificate Interests which are then owned by Falcon. Such assignment of Class A Certificate Interests shall be made upon receipt of consideration (in cash) from the Liquidity Providers equal to the applicable Acquisition Amount; provided that no Liquidity Provider shall be required to purchase any Class A Certificate Interest to the extent that, after giving effect thereto, its Liquidity Provider Commitment Percentage of the then outstanding Class A Invested Amount would exceed its Liquidity Provider Commitment.

          (b) Upon the assignment described in subsection (a) above, (i) the applicable Class A Certificate Interests previously owned by Falcon and so assigned shall become Class A Certificate Interests owned by the Liquidity Providers and (ii) the Program Agent shall, to the extent provided under the Series 1997-1 Supplement, pay to Falcon on the date of such assignment if such assignment occurs on a Distribution Date, or on the next succeeding Distribution Date, out of Collections available for such payments as provided in the Series 1997-1 Supplement, (A) to the extent Falcon received the amount described in Section 2.05(c) above, all accrued and unpaid interest with respect to the Class A Invested Amount related to the Class A Certificate Interests so assigned and (B) any Breakage Costs.

          (c) The assignment of Class A Certificate Interests from Falcon to the Liquidity Providers pursuant to this Section
2.07 shall be without recourse or warranty, express or implied, except that such Class A Certificate Interests are free and clear of adverse claims created by or arising as a result of claims against the Program Agent or Falcon. Nothing in this Section
2.07 shall be deemed to limit any rights of Falcon under any other provisions of this Agreement to assign its right, title to and interest in and to any portion of the Class A Certificate Interests owned by it.

     SECTION 2.08. Transfer Price Reduction Discount. If the Adjusted Liquidity Price is included in the calculation of the Falcon Transfer Price for any Class A Certificate Interest, each Liquidity Provider agrees that the Program Agent shall pay to Falcon the Reduction Percentage of any Discount received by the Program Agent with respect to such Class A Certificate Interest.

     SECTION 2.09. Payments to Falcon. In consideration for the reduction of the Falcon Transfer Prices by the Falcon Transfer Price Reductions, effective only at such time as the aggregate amount of the Class A Invested Amount allocated to the Class A Certificate Interests of the Liquidity Providers equals the Falcon Residual, each Liquidity Provider hereby agrees that the Program Agent shall not distribute to the Liquidity Providers and shall immediately remit to Falcon any Discount, Class A Monthly Interest, Class A Additional Interest, Class A Monthly Principal or other payments received by it to be applied pursuant to the terms hereof or otherwise to reduce the Class A Invested Amount allocated to the Class A Certificate Interests of the Liquidity Providers.

     SECTION 2.10. Limitation on Commitment to Purchase from Falcon. Notwithstanding anything to the contrary in this Agreement, no Liquidity Provider shall have any obligation to purchase any Class A Certificate Interest from Falcon, pursuant to Section 2.07 hereof or otherwise, if:

          (a) Falcon shall have voluntarily commenced any proceeding or filed any petition under any bankruptcy, insolvency or similar law seeking the dissolution, liquidation or reorganization of Falcon or taken any corporate action for the purpose of effectuating any of the foregoing; or

          (b) involuntary proceedings or an involuntary petition shall have been commenced or filed against Falcon by any Person under any bankruptcy, insolvency or similar law seeking the dissolution, liquidation or reorganization of Falcon and such proceeding or petition shall have not been dismissed.

     SECTION 2.11. Defaulting Liquidity Providers. If one or more Liquidity Providers defaults in its obligation to pay its Acquisition Amount pursuant to Section 2.07 (each such Liquidity Provider shall be called a "Defaulting Liquidity Provider" and the aggregate amount of such defaulted obligations being herein called the "Falcon Transfer Price Deficit"), then upon notice from the Program Agent, each Liquidity Provider other than the Defaulting Liquidity Providers (a "Non-Defaulting Liquidity Provider") shall promptly pay to the Program Agent, in immediately available funds, an amount equal to the lesser of (x) such Non-Defaulting Liquidity Provider's proportionate share (based upon the relative Liquidity Provider commitments of the Non-Defaulting Liquidity Providers) of the Falcon Transfer Price Deficit and (y) the unused portion of such Non-Defaulting Liquidity Provider's Commitment. A Defaulting Liquidity Provider shall forthwith upon demand pay to the Program Agent for the account of the Non-Defaulting Liquidity Providers all amounts paid by each Non-Defaulting Liquidity Provider on behalf of such Defaulting Liquidity Provider, together with interest thereon, for each day from the date a payment was made by a Non-Defaulting Liquidity Provider until the date such Non-Defaulting Liquidity Provider has been paid such amounts in full, at a rate per annum equal to the Federal Funds Effective Rate plus 2%. In addition, without prejudice to any other rights that Falcon may have under applicable law, each Defaulting Liquidity Provider shall pay to Falcon forthwith upon demand, the difference between such Defaulting Liquidity Provider's unpaid Acquisition Amount and the amount paid with respect thereto by the Non-Defaulting Liquidity Providers, together with interest thereon, for each day from the date of the Program Agent's request for such Defaulting Liquidity Provider's Acquisition Amount pursuant to Section 2.07 until the date the requisite amount is paid to Falcon in full, at a rate per annum equal to the Federal Funds Effective Rate plus 2%.

     SECTION 2.12. Term. The "Initial Term" of each Liquidity Provider Commitment hereunder shall be for a period commencing on the date such Liquidity Provider enters into this Agreement and ending on the date that is 364 days after the date of this Agreement. Prior to the expiration of the Initial Term or any Extension Term, the Program Agent may request an extension of such Term (such extended period being an "Extension Term") and each Liquidity Provider may, in its sole and absolute discretion, extend its Liquidity Provider Commitment by delivering to the Program Agent a written notice of such Liquidity Provider's commitment to extend, provided, however, that any such extension shall be ineffective if an Early Amortization Event has occurred and is continuing at the time of the proposed commencement of such Extension Term. Failure of a Liquidity Provider to deliver a notice of such Liquidity Provider's intent to grant an Extension Term shall be deemed to be an election by such Liquidity Provider not to grant an Extension Term. If less than all of the Liquidity Providers have elected to grant an Extension Term and the Program Agent has been unable (a) to replace any Liquidity Provider which has declined to grant an Extension Term or (b) to obtain the agreement of one or more Liquidity Providers to assume the Liquidity Provider's Commitment Percentage who have so declined to grant the Extension Term (such replacement or assumption being subject to the Seller's review and approval, which such approval shall not be unreasonably withheld), such request for an Extension Term shall be deemed automatically withdrawn and the Program Agent will so notify the Liquidity Providers prior to the day on which the Term expires.

                             ARTICLE III
                     FEES AND INTEREST PROTECTION

          SECTION 3.01.  Fees.  The Seller shall pay to the
Program Agent such fees for its own account and for the account of Falcon and the Liquidity Providers in such amounts and at such times as set forth in the Fee Letter.

          SECTION 3.02  Increased Costs and Reduced Returns.
(a) If any Liquidity Provider (each, an "Affected Person") determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Affected Person and such Affected Person determines that the amount of such capital is increased by or based upon the existence of any commitment to make the Purchase or fund Increases or otherwise to maintain its investment in the Class A Certificates or Class A Certificate Interests, then, upon demand by such Affected Person (with a copy to the Program Agent and the Seller), the Seller shall immediately pay to the Program Agent, for the account of such Affected Person (as a third party beneficiary), additional amounts sufficient to compensate such Affected Person, in light of the circumstances, for such increase in capital. A certificate as to such amounts submitted to the Seller and the Program Agent by such Affected Person shall be conclusive and binding for all purposes, absent manifest error.

          (b) If, due to either (i) the introduction or any change in or in the interpretation of any law or regulation or
(ii) compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be an increase in the cost to any Liquidity Provider of any commitment to make the Purchase or to fund Increases or otherwise to maintain the investment in the Class A Certificates or Class A Certificate Interests, then, upon demand by such Liquidity Provider (with a copy to the Program Agent and the Seller), the Seller shall immediately pay to the Program Agent, for the account of such Liquidity Provider (as a third party beneficiary), additional amounts sufficient to compensate such Liquidity Provider for such increase in cost. A certificate as to such amounts submitted to the Seller and the Program Agent by such Affected Person, shall be conclusive and binding for all purposes, absent manifest error.

          (c) Each Liquidity Provider will promptly notify the Seller and the Program Agent of any event of which it has knowledge which is reasonably likely to entitle such Liquidity Provider to compensation pursuant to this Section 3.02; provided, however, that no failure to give or delay in giving such notification shall adversely affect the rights of any Liquidity Provider to such compensation.

          SECTION 3.03. Taxes. (a) Any and all payments and deposits required to be made hereunder or under any other Transaction Document by the Seller or the Trustee to or for the benefit of Falcon or any Liquidity Provider shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on, or measured by reference to, the net income of, franchise taxes imposed on, and taxes (other than withholding taxes) imposed on the receipts or gross receipts that are imposed on Falcon or such Liquidity Provider by any of (i) the United States or any State thereof, (ii) the state jurisdiction under the laws of which Falcon or such Liquidity Provider is organized or in which it is otherwise doing business or (iii) any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Seller or the Trustee shall be required by law to deduct any Taxes from or in respect of any sum required to be paid or deposited hereunder or under any instrument delivered hereunder to or for the benefit of Falcon or any Liquidity Provider, (A) such sum shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums required to be paid or deposited under this Section 3.03) the amount received by Falcon or the relevant Liquidity Provider, or otherwise deposited hereunder or under such instrument, shall be equal to the sum which would have been so received or deposited had no such deductions been made, (B) the Seller or the Trustee (as appropriate) shall make such deductions and (C) the Seller or the Trustee (as appropriate) shall pay the full amount of such deductions to the relevant taxation authority or other authority in accordance with applicable law.

          (b) The Seller will indemnify Falcon and each Liquidity Provider for the full amount of Taxes (including, without limitation, any Taxes imposed by any jurisdiction on amounts payable under this Section 3.03) paid by Falcon or such Liquidity Provider and any liability (including penalties, interest and expenses) arising therefrom or required to be paid with respect thereto. Falcon and each Liquidity Provider agrees to promptly notify the Seller of any payment of Taxes made by it and, if practicable, any request, demand or notice received in respect thereof prior to such payment. Falcon and each Liquidity Provider shall be entitled to payment of this indemnification, as owner of Class A Certificate Interests pursuant to the terms of the Series 1997-1 Supplement, within 30 days from the date Falcon or such Liquidity Provider makes written demand therefor to the

Program Agent and the Seller. A certificate as to the amount of such indemnification submitted to the Seller and the Program Agent by Falcon or such Liquidity Provider, setting forth the calculation thereof, shall (absent manifest error) be conclusive and binding for all purposes.

         (c) Within 30 days after the date of any payment of Taxes, the Seller or the Trustee (as the case may be) will furnish to the Program Agent the original or a certified copy of a receipt evidencing payment thereof.

          (d) Notwithstanding the foregoing and any other provisions of this Section 3.03, the obligations of the Trustee under this Section 3.03 shall be payable only out of the Trust
Assets.

          (e) Each Liquidity Provider that is organized under the laws of a jurisdiction other than the United States or a state thereof hereby agrees to complete, execute and deliver to the Trustee from time to time prior to the initial Distribution Date on which the Program Agent, acting on behalf of such Liquidity Provider, will be entitled to receive distributions pursuant to the Series 1997-1 Supplement and this Agreement, Internal Revenue Service Forms 1001 or 4224 (or any successor form), as applicable, or such other forms or certificates as may be required under the laws of any applicable jurisdiction in order to permit the Seller or the Trustee to make payments to, and deposit funds to or for the account of, the Program Agent, acting on behalf of such Liquidity Provider, hereunder and under the other Transaction Documents without any deduction or withholding for or on account of any tax or with such withholding or deduction at a reduced rate.

          SECTION 3.04. Sharing of Payments. If Falcon or any Liquidity Provider shall obtain any payment or other recovery (whether voluntary, involuntary, by application of set-off or otherwise) on account of any Obligation (other than pursuant to
Section 3.02 of this Agreement) which is in excess of its pro rata share of the sum of payments then or theretofore obtained by Falcon and the Liquidity Providers, Falcon or any such Liquidity Provider shall purchase from the Liquidity Providers or Falcon, as applicable, such participations in Obligations held by them as shall be necessary to cause such purchaser to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Liquidity Provider or Falcon, as the case may be, the purchase of such participations shall be rescinded and the seller of such participation shall repay to such purchaser the purchase price of such participation to the ratable extent of such recovery together with an amount equal to such Liquidity Provider's or Falcon's ratable share (according to the proportion of the amount of such seller's required repayment to such purchaser to the total amount so recovered from such purchaser) of any interest or other amount payable by such purchaser in respect of the total amount so recovered.


                          ARTICLE IV
     CONDITIONS PRECEDENT TO THE PURCHASE AND ALL INCREASES

          SECTION 4.01.  Conditions Precedent to the Purchase.
1. The making of the Purchase is subject to the following conditions precedent:

          (i) the Seller shall have furnished to the Program Agent an opinion or opinions of Brown & Wood LLP, counsel for the Seller, dated the Purchase Date and satisfactory in form and substance to the Program Agent, as to certain corporate and bankruptcy matters and such matters as the Program Agent may reasonably require;

         (ii) the Seller shall have furnished to the Program Agent an opinion of Brown & Wood LLP, counsel for the Seller, dated the Purchase Date and satisfactory in form and substance to the Program Agent, as to federal income tax consequences with respect to the Class A Certificates and the Trust;

          (iii) the Seller shall have furnished to the Program Agent an opinion of Dykema Gossett, counsel for the Seller, dated the Purchase Date and satisfactory in form and substance to the Program Agent, as to the Michigan state income tax consequences with respect to the Class A Certificates and the Trust;

          (iv)     the Seller shall have furnished to the Program
Agent an opinion of in-house counsel for the Seller, the Servicer and the Receivables Sellers, dated the Purchase Date and satisfactory in form and substance to the Purchaser, as to such matters as the Program Agent may reasonably require;

          (v) the Seller shall have furnished to the Program Agent an opinion of Baker & McKenzie, Canadian counsel for Federal-Mogul Canada Limited, dated the Purchase Date and satisfactory in form and substance to the Purchaser, as to such matters as the Program Agent may reasonably require;

         (vi) the Program Agent shall have received an opinion of counsel for the Trustee, dated the Purchase Date and satisfactory in form and substance to the Program Agent, as to such matters as the Program Agent may reasonably require;

         (vii) the Program Agent shall have received a certificate, dated the Purchase Date, of the Chairman of the Board, the President, any Vice President, the Treasurer, any Assistant Treasurer, the principal financial officer or the principal accounting officer of the Seller, which such certificate shall state, among other things, that the representations and warranties of the Seller contained in this Agreement and the other Transaction Documents are true and correct, and the Seller has complied with all agreements and satisfied all conditions on its part to be performed or satisfied under such agreements at or prior to such date, and such certificate shall have attached thereto organizational documents and resolutions and shall include specimen signatures;

          (viii) the Program Agent shall have received a certificate, dated the Purchase Date, of the Chairman of the Board, the President, any Vice President, the Treasurer, any Assistant Treasurer, the principal financial officer or the principal accounting officer of each Receivables Seller, which such certificate shall state, among other things, that the representations and warranties of such Receivables Seller contained in the applicable Receivables Purchase Agreement are true and correct, and the Receivables Seller has complied with all agreements and satisfied all conditions on its part to be performed or satisfied under such agreements at or prior to such date, and such certificate shall have attached thereto organizational documents and resolutions and shall include specimen signatures;

         (ix) the Purchaser shall have received evidence satisfactory to it that, on or before the Purchase Date, (a) amended UCC-1 financing statements have been or are being filed in the office of the Secretary of State of the State of Michigan reflecting the grant of the security interest in the Receivables by the Sellers named in the Receivable Purchase Agreements to the Seller and the grant of the security interest by the Seller in the Trust Assets to the Trustee, for the benefit of the Class A Certificateholders and (b) UCC-1 continuation statements have been filed in the applicable jurisdictions;

          (x) no Early Amortization Event or Servicer Default, and no event that (a) if notice of such event were given or (b) after a specified amount of time had elapsed would become an Early Amortization Event or Servicer Default, shall have occurred and be continuing;

          (xi) the Revolving Period shall not have ended and an Early Amortization Period shall not have occurred and be continuing;

         (xii) any and all representations and warranties made by the Seller and by the Servicer in this Agreement, the Pooling and Servicing Agreement and the Series 1997-1 Supplement shall be true and correct in all material respects, as if repeated on such date with respect to the facts and circumstances then existing;

          (xiii) any and all representations and warranties made by each Receivables Seller in the applicable Receivables Purchase
Agreement shall be true and correct in all material respects, as if repeated on such date with respect to the facts and circumstances then existing;

          (xiv)  the Pooling and Servicing Agreement, Series
1997-1 Supplement and Receivables Purchase Agreements shall be in full force and effect;

         (xv) after making the Purchase or funding such Increase, the Class A Invested Amount shall not exceed the Class
A Purchase Limit; and

        (xvi) the Program Agent shall have received by 12:00 noon (New York City time), on the Business Day immediately preceding the Purchase Date or the date of such Increase (a) in the case of the Purchase, the Distribution Date Statement relating to the Distribution Date in February 1997 and (b) in the case of any Increase, a certificate of the Servicer delivered pursuant to Section 5.03 of the Series 1997-1 Supplement dated as of such Business Day, which shall be prepared on a pro forma basis and shall show that the Servicer is in compliance with the Pooling and Servicing Agreement and the Series 1997-1 Supplement (after giving effect to the Purchase or such Increase).

          (b) If Falcon is the Purchaser, the making of the Purchase and the funding of Increases are subject to the following additional conditions precedent:

     (i) the Program Agent shall not have given notice that Falcon will not make the Purchase or fund an Increase; and

     (ii) the Liquidity Provider Commitments shall be in full force and effect.

          SECTION 4.02. Conditions Precedent to All Increases. The funding of all Increases is subject to the conditions precedent specified in subsections (x)-(xvi) of Section 4.01 and to the condition precedent that such Increase of the Class A Invested Amount shall be a minimum of $2,000,000 or in integral multiples of $1,000,000 in excess of such minimum.

          SECTION 4.03. Representations and Warranties of the Seller Relating to the Seller and the Transaction Documents. The Seller hereby represents and warrants to the Program Agent, Falcon and the Liquidity Providers as the Closing Date that:

          (a) Organization and Good Standing. The Seller is a corporation duly organized and validly existing and in good standing under the law of the State of Michigan and has, in all material respects, full corporate power, authority and legal right to own its properties and conduct its business as such properties are presently owned and such business is presently conducted, and to execute, deliver and perform its obligations under this Agreement and the Transaction Documents.

          (b) Due Qualification. The Seller is duly qualified to do business and, where necessary, is in good standing as a foreign corporation (or is exempt from such requirement) and has obtained all necessary licenses and approvals in each jurisdiction in which the conduct of its business requires such qualification except where the failure to so qualify or obtain licenses or approvals would not have a material adverse effect on its ability to perform its obligations hereunder and under the Transaction Documents.

          (c) Due Authorization. The execution and delivery of this Agreement and the Transaction Documents by the Seller and the consummation of the transactions provided for or contemplated by this Agreement and the Transaction Documents, have been duly authorized by the Seller by all necessary corporate action on the part of the Seller.

          (d) No Conflict. The execution and delivery of this Agreement and the Transaction Documents, the performance of the transactions contemplated by this Agreement and the Transaction Documents and the fulfillment of the terms hereof and thereof, will not conflict with, result in any breach of any of the material terms and provisions of, or constitute (with or without notice or lapse of time or both) a material default under, any indenture, contract, agreement, mortgage, deed of trust, or other instrument to which the Seller is a party or by which it or its properties are bound.

          (e) No Violation. The execution and delivery of this Agreement and the Transaction Documents, the performance of the transactions contemplated by this Agreement and the Transaction Documents and the fulfillment of the terms hereof and thereof applicable to the Seller, will not conflict with or violate any material Requirements of Law applicable to the Seller.

          (f) No Proceedings. There are no proceedings or investigations pending or, to the best knowledge of the Seller, threatened against the Seller before any Governmental Authority
(i) asserting the invalidity of this Agreement or any of the Transaction Documents, (ii) seeking to prevent the issuance of the Class A Certificates or the consummation of any of the transactions contemplated by this Agreement and the applicable Transaction Documents, (iii) seeking any determination or ruling that, in the reasonable judgment of the Seller, would materially and adversely affect the performance by the Seller of its obligations under this Agreement and the applicable Transaction Documents, (iv) seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Agreement and the applicable Transaction Documents or (v) seeking to affect adversely the income tax attributes of the Trust under the United States Federal or any State income, single business or franchise tax systems.

          (g)  All Consents Required.  All appraisals,
authorizations, consents, orders, approvals or other actions of any Person or of any governmental body or official required in connection with the execution and delivery of this Agreement and the Transaction Documents and the performance of the transactions contemplated by this Agreement and any of the Transaction Documents, and the fulfillment of the terms hereof and thereof, have been obtained.

          (h) Enforceability. This Agreement and the applicable Transaction Documents each constitutes a legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting the enforcement of creditors' rights in general and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).

                         ARTICLE V
                      THE PROGRAM AGENT

          SECTION 5.01. Authorization and Action of the Program Agent. (a) Falcon and each Liquidity Provider hereby appoints and authorizes the Program Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Transaction Documents as are delegated to the Program Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto.

     (b) The Program Agent shall not have any duties or responsibilities, except those expressly set forth herein or in any other Transaction Document, or any fiduciary relationship with any Purchaser, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the Program Agent shall be read into this Agreement or any other Transaction Document or otherwise exist for the Program Agent. In performing its functions and duties hereunder and under the other Transaction Documents, the Program Agent shall act solely as agent for the Purchasers and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Seller or any of its successors or assigns. The Program Agent shall not be required to take any action which exposes the Program Agent to personal liability or which is contrary to this Agreement, any other Transaction Document or applicable law. The appointment and authority of the Program Agent hereunder shall terminate upon the indefeasible payment in full of all Aggregate Unpaids.

          SECTION 5.02. The Program Agent's Reliance, Etc. Neither the Program Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or the Program Agent under or in connection with the Transaction Documents, except for its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Program Agent (a) may consult with independent legal counsel (including counsel for the Trust, the Seller or the Servicer), independent certified public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (b) makes no representation or warranty to Falcon, any Liquidity Provider or any such other holder of any interest in the Trust Assets and shall not be responsible to Falcon, any Liquidity Provider or any other holder for any statements, representations or warranties made in or in connection with the Transaction Documents, (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of the

Transaction Documents on the part of the Trust, the Trustee, the Seller or the Servicer or to inspect the property (including the books and records) of the Trust, the Trustee, the Seller or the Servicer, (d) shall not be responsible to Falcon, any Liquidity Provider or any other holder of any interest in Trust Assets for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Transaction Document (except for the execution by the Program Agent of, and legality, validity and enforceability against the Program Agent of its obligations under, the Transaction Documents to which the Program Agent is a party), and (e) shall incur no liability under or in respect of the Transaction Documents by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by facsimile or telex) believed by it to be genuine and signed or sent by the proper party or parties; except in each case for gross negligence or wilful misconduct on the part of the Program Agent.

     SECTION 5.03. Non-Reliance on Program Agent and Other Purchasers. Each Purchaser expressly acknowledges that neither the Program Agent, nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Program Agent hereafter taken, including, without limitation, any review of the affairs of the Seller, shall be deemed to constitute any representation or warranty by the Program Agent. Each Purchaser represents and warrants to the Program Agent that it has and will, independently and without reliance upon the Program Agent or any other Purchaser and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Seller and the Trust Assets and made its own decision to enter into this Agreement, the other Transaction Documents and all other documents related hereto or thereto.

     SECTION 5.04.  Reimbursement and Indemnification.   The
Liquidity Providers agree to reimburse and indemnify the Program Agent and its officers, directors, employees, representatives and agents ratably according to their respective Liquidity Provider Commitment Percentages, to the extent not paid or reimbursed by the Seller (i) for any amounts for which the Program Agent, acting in its capacity as Program Agent, is entitled to reimbursement by the Seller hereunder and (ii) for any other expenses incurred by the Program Agent, in its capacity as Program Agent and acting on behalf of the Purchasers, in connection with the administration and enforcement of this Agreement and the other Transaction Documents.

     SECTION 5.05.  Program Agent in its Individual Capacity.
The Program Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Seller or any Affiliate of the Seller as though the Program Agent were not the Program Agent hereunder. With respect to the acquisition of Class A Certificate Interests pursuant to this Agreement, the Program Agent shall have the same rights and powers under this Agreement as any Purchaser and may exercise the same as though it were not the Program Agent, and the terms "Liquidity Provider," "Purchaser," "Liquidity Providers" and "Purchasers" shall include the Program Agent in its individual capacity.

     SECTION 5.06. Successor Program Agent. The Program Agent may, upon ten days' notice to the Seller and the Purchasers, and the Program Agent will, upon the direction of all of the Purchasers (other than the Program Agent, in its individual capacity) resign as Program Agent. If the Program Agent shall resign, then the Majority of Class A Certificate Interests during such ten-day period shall appoint from among the Purchasers a successor agent. If for any reason no successor Program Agent is appointed by the Majority of Class A Certificate Interests during such ten-day period, then effective upon the termination of such ten day period, the Purchasers shall perform all of the duties of the Program Agent hereunder and under the other Transaction Documents and the Seller shall make all payments in respect of the Aggregate Unpaids directly to the applicable Purchasers and for all purposes shall deal directly with the Purchasers. After the effectiveness of any retiring Program Agent's resignation hereunder as Program Agent, the retiring Program Agent shall be discharged from its duties and obligations hereunder and under the other Transaction Documents and the provisions of this
Article V and Article VIII shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while it was Program Agent under this Agreement and under the other Transaction Documents.

     SECTION 5.07. First Chicago Roles. Each of the Liquidity Providers acknowledges that First Chicago acts, or may in the future act, (i) as administrative agent for Falcon, (ii) as issuing and paying agent for the Commercial Paper, (iii) to provide credit or liquidity enhancement for the timely payment for the Commercial Paper and (iv) to provide other services from time to time for Falcon (collectively, the "First Chicago Roles"). Without limiting the generality of this Section 5.07, each Liquidity Provider hereby acknowledges and consents to any and all First Chicago Roles and agrees that in connection with any First Chicago Role, First Chicago may take, or refrain from taking, any action which it, in its discretion, deems appropriate, including, without limitation, in its role as administrative agent for Falcon, the giving of notice to the Program Agent of a mandatory purchase pursuant to Section 2.01
(b) or Section 2.07.

          SECTION 5.08.  Amendments, Waivers and Consents.
Falcon and the Program Agent each reserves the right, in its sole discretion (subject to the next following sentence), to exercise any rights and remedies available to the Purchasers or the Program Agent under the Transaction Documents or pursuant to applicable law, and also to agree to any amendment, modification or waiver of any Transaction Document, to the extent such Transaction Document provides for, or requires, the Purchasers' or the Program Agent's agreement, modification or waiver. Notwithstanding the foregoing, each of Falcon and the Program Agent agrees for the benefit of the Liquidity Providers that it shall not, subject to the terms of the Transaction Documents:

          (a) without the prior written consent of each of the Liquidity Providers,

          (i) reduce in any manner the amount of, or delay the timing of, distributions to be made to any Class A
Certificateholder or any Purchaser or deposits of amounts to be so distributed, or

        (ii) reduce any fees payable to the Program Agent or Falcon which relate to payments to Liquidity Providers or delay the dates on which such fees are payable, or

       (iii) amend or waive any Early Amortization Event or Servicer Default under any Transaction Document relating to the bankruptcy of the Seller, the Servicer or Federal-Mogul, or

        (iv) amend the definition of Class A Certificate Rate or Amortization Commencement Date.

          (b) without the prior written consent of the Majority of Class A Certificate Interests,

         (i) amend, modify or waive any provision of any Transaction Document which would impair any rights expressly granted to an assignee or participant, or

        (ii) change the definitions of Eligible Receivable, Liquidity Provider Commitment, Liquidity Provider Commitment
Percentage and Aggregate Reserves, or

       (iii)  amend any Early Amortization Event or Servicer
Default, or

        (iv) waive violations of the maximum permitted levels for the Delinquency Ratio, the Loss-to-Liquidation Ratio and the Dilution Ratio.

          SECTION 5.09. Direction by Liquidity Providers to Program Agent. The majority of the Liquidity Providers holding Class A Certificate Interests shall have the right to direct the Program Agent as to exercise by the Program Agent, as the Class A Certificateholder, of any of its rights and/or remedies under the Pooling and Servicing Agreement and the Series 1997-1 Supplement; provided, however, the Program Agent shall have the right to decline to follow any such direction if the Program Agent being advised by counsel determines that the action so directed may not be lawfully taken or would involve the Program Agent in any personal liability.

                           ARTICLE VI
                           ASSIGNMENTS

          SECTION 6.01. Assignment. (a) The Seller and each Liquidity Provider hereby agree and consent to the complete or partial assignment by Falcon of all of its rights under, interest in, title to and obligations under this Agreement to the Liquidity Providers pursuant to Section 2.07 or to any other Person, and upon such assignment, Falcon shall be released from
its obligations so assigned.   Further, the Seller and Falcon
hereby agree that any assignee of a Liquidity Provider of this Agreement or all or any of the Class A Certificate Interests of such Liquidity Provider shall have all of the rights and benefits under this Agreement as if the term "Liquidity Provider" explicitly referred to such party, and no such assignment shall in any way impair the rights and benefits of such Liquidity Provider hereunder. The Seller shall not have the right to assign its rights or obligations under this Agreement.

     (b) Any Liquidity Provider may at any time and from time to time assign to one or more Persons ("Purchasing Liquidity Provider") all or any part of its rights and obligations under this Agreement pursuant to the Assignment and Acceptance, executed by such Purchasing Liquidity Provider and such selling Liquidity Provider. The written consent of Falcon and the Seller shall be required prior to the effectiveness of any such assignment. Each assignee of a Liquidity Provider must have a short-term debt rating of A-1 or better by Standard & Poor's Ratings Group and P-1 by Moody's Investors Service, Inc. and must agree to deliver to the Program Agent, promptly following any request therefor by the Program Agent or Falcon, an enforceability opinion in form and substance satisfactory to the Program Agent and Falcon. Upon delivery of the executed Assignment and Acceptance to the Program Agent, such selling Liquidity Provider shall be released from its obligations hereunder to the extent of such assignment. Thereafter, the Purchasing Liquidity Provider shall for all purposes be a Liquidity Provider party to this Agreement and shall have all the rights and obligations of a Liquidity Provider under this Agreement to the same extent as if it were an original party hereto and no further consent or action by the Seller, the Purchasers or the Program Agent shall be required.

     (c) Each of the Liquidity Providers agree that in the event that it shall cease to have a short-term debt rating of A-1 or better by Standard & Poor's Ratings Group and P-1 by Moody's Investors Service, Inc. (an "Affected Liquidity Provider"), such Affected Liquidity Provider shall be obliged, at the request of Falcon or the Program Agent, to assign promptly all of its rights and obligations hereunder to (x) another Liquidity Provider or

(y) another financial institution nominated by the Program Agent and acceptable to Falcon and the Seller, and willing to participate in this Agreement through the Termination Date in the place of such Affected Liquidity Provider; provided that the Affected Liquidity Provider receives payment in full, pursuant to an Assignment and Acceptance, of an amount equal to such Liquidity Provider's Liquidity Provider Commitment Percentage of the Class A Invested Amount and Discount owing to the Liquidity Providers and all accrued but unpaid fees and other costs and expenses payable in respect of its Liquidity Provider Commitment Percentage of the Class A Certificate Interests.

          SECTION 6.02. Rights of Assignee. Upon any assignment in accordance with this Article VI, (a) the assignee receiving such assignment shall have all of the rights of such assignor hereunder with respect to the Class A Certificate Interest (or portion thereof) or rights associated therewith being assigned,
(b) the assignor shall be released from the obligations so assigned and (c) all references to such assignor in the Transaction Documents shall be deemed to apply to such assignee to the extent of its interest in the related Collections.

          SECTION 6.03. Notice of Assignment. Each assignor shall provide notice to the Seller, the Program Agent and the Trustee of any assignment of any Class A Certificate Interest (or portion thereof) or rights associated therewith by such assignor to any assignee.


                         ARTICLE VII
                        PARTICIPATIONS

          SECTION 7.01 Participations. Each Liquidity Provider may in the ordinary course of business sell participations, in minimum amounts of $1,000,000, to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Liquidity Provider Commitment and the Class A Certificate Interests owned by it); provided, however, that (i) such Liquidity Provider's obligations under this Agreement (including, without limitation, its Liquidity Provider Commitment) shall remain unchanged, (ii) such Liquidity Provider shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the sale of such participations shall be subject to the review and approval of the Seller, which such approval shall not be unreasonably withheld. The Seller, the Program Agent and the other Liquidity Providers shall continue to deal solely and directly with such Liquidity Provider in connection with such Liquidity Provider's rights and obligations under this Agreement.

                          ARTICLE VIII
                         INDEMNIFICATION

      SECTION 8.01. Indemnities by the Seller. Without limiting any other rights which the Program Agent or any Purchaser may have hereunder or under applicable law, the Seller hereby agrees to indemnify the Program Agent and each Purchaser and their respective officers, directors, agents and employees (each an "Indemnified Party") from and against any and all damages, losses, claims, taxes, liabilities, costs, expenses and for all other amounts payable, including reasonable attorneys' fees (which attorneys may be employees of the Program Agent or such Purchaser) and disbursements (all of the foregoing being collectively referred to as "Indemnified Amounts") awarded against or incurred by any of them arising out of or as a result of Transaction Documents or the acquisition, either directly or indirectly, by a Purchaser of an interest in the Class A Certificates or Class A Certificate Interests, excluding, however:

          (i) Indemnified Amounts to the extent that final judgment of a court of competent jurisdiction holds such Indemnified Amounts resulted from gross negligence or willful misconduct on the part of the Indemnified Party seeking indemnification; or

          (ii) Indemnified Amounts to the extent the same includes losses in respect of Eligible Receivables which are wholly or partially uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor or the failure of such Collections to cover interest and principal owed to a Class A Certificateholder;

provided, however, that nothing contained in this sentence shall limit the liability of the Seller or limit the recourse of the Purchasers to the Seller for amounts otherwise specifically provided to be paid by the Seller under the terms of the Transaction Documents. Without limiting the generality of the foregoing indemnification, the Seller shall indemnify the Program Agent and the Purchasers for Indemnified Amounts (including, without limitation, losses in respect of uncollectible receivables, regardless of whether reimbursement therefor would constitute recourse to the Seller) resulting from:

     (i) any representation or warranty made by the Seller (or any officers of the Seller) under or in connection with any Transaction Document or any other information or report delivered by the Seller pursuant thereto, having been false or incorrect in any material respect when made or deemed made;

     (ii) the failure by the Seller to comply with any applicable law, rule or regulation with respect to any Receivable related thereto, or the nonconformity of any Receivable included therein with any such applicable law, rule or regulation;

    (iii) any material failure of the Seller to perform its duties or obligations in accordance with the provisions of any Transaction Document;

     (iv) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable (including, without limitation, a defense based on such Receivable not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or service related to such Receivable or the furnishing or failure to furnish such merchandise or services;

     (v) the commingling of Collections of Receivables at any time with other funds;

     (vi) any investigation, litigation or proceeding related to or arising from any Transaction Document, the transactions contemplated thereby, the use of the proceeds of a purchase, the ownership of the Class A Certificate Interests or any other investigation, litigation or proceeding relating to the Seller in which any Indemnified Party becomes involved as a result of any of the transactions contemplated thereby other than (a) litigation between the Seller on the one hand and the Program Agent and/or one or more of the Purchasers on the other hand in which the Seller shall prevail or (b) any investigation or proceeding arising from (i) the gross negligence or wilful misconduct of the Program Agent and/or one or more of the Purchasers or (ii) the unlawful conduct of the Program Agent and/or one or more of the Purchasers; and

    (vii)  any Servicer Default.

                          ARTICLE IX
                         MISCELLANEOUS

          SECTION 9.01. Amendments, Etc. Subject to Section 5.08, no amendment of any provision of this Agreement shall in any event be effective unless the same shall be in writing and signed by the parties hereto. Any waiver or consent shall be effective only if signed by the party waiving any right, in the specific instance and for the specific purpose for which given.

          SECTION 9.02. Notices, Etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including telex and facsimile communication) and shall be personally delivered or sent by certified mail, postage prepaid, or overnight courier or facsimile, to the intended party at the address or facsimile number of such party set forth under its name on the signature pages hereof or at such other address or facsimile number as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective (a) if personally delivered, when received, (b) if sent by certified mail, four Business Days after having been deposited in the mail, postage prepaid, (c) if sent by overnight courier, two Business Days after having been given to such courier, unless sooner received by the addressee and (d) if transmitted by facsimile, when sent, upon receipt confirmed by telephone or electronic means. Notices and communications sent or transmitted hereunder on a day that is not a Business Day shall be deemed to have been sent or transmitted on the following Business Day.

          SECTION 9.03. No Waiver; Remedies. No failure on the part of the Program Agent, any Liquidity Provider, any Indemnified Party, Falcon or any other holder of any Class A Certificate Interest to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. Without limiting the foregoing, the Program Agent and each Liquidity Provider is hereby authorized by the Seller at any time and from time to time, to the fullest extent permitted by law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Program Agent and each Liquidity Provider to or for the credit or the account of the Seller, now or hereafter existing under this Agreement, to the Program Agent, any Liquidity Provider, any Indemnified Party or Falcon, or their respective successors and assigns; provided, however, that no such Person shall exercise any such right of set-off without the prior written consent of the Program Agent. Each set-off by Falcon or any Liquidity Provider under this Section 9.03 against the Class A Invested Amount shall reduce the Class A Invested Amount accordingly.

          SECTION 9.04. Binding Effect; Survival. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and the provisions of Section 3.02 shall inure to the benefit of the Liquidity Providers and their respective successors and assigns; provided, however, that nothing in the foregoing shall be deemed to authorize any assignment not permitted by Section 6.01. This Agreement shall create and constitute the continuing obligation of the parties hereto in accordance with its terms, and shall remain in full force and effect until one year and one day after the earlier of the date on which all Obligations are paid in full or the Trust shall terminate in accordance with the Pooling and Servicing Agreement. The provisions of Sections 3.02, 3.03(b), 5.04, 8.01 and 9.16 shall be continuing and shall survive any termination of this Agreement.

          SECTION 9.05. No Proceedings. The Seller (on its own behalf and on behalf of its Affiliates), the Trustee, The First National Bank of Chicago, individually and as Program Agent, and each Liquidity Provider hereby agrees that it will not institute against Falcon, or join any other Person in instituting against Falcon, any insolvency proceeding (namely, any proceeding of the type referred to in the definition of "Insolvency Event") so long as any Commercial Paper issued by Falcon shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such Commercial Paper shall have been outstanding. The foregoing shall not limit the right of the Seller, the Trustee, The First National Bank of Chicago, individually or as the Program Agent, or any Liquidity Provider to file any claim in or otherwise take any action with respect to any such insolvency proceeding that was instituted against Falcon by any Person other than the Seller, the Trustee, The First National Bank of Chicago, individually or as the Program Agent, or any Liquidity Provider.

          SECTION 9.06. Captions and Cross References. The various captions (including, without limitation, the table of contents) in this Agreement are provided solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement.

          SECTION 9.07. Integration. This Agreement, together with the other Transaction Documents, contains a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and, together with all the other Transaction Documents and the Fee Letter, shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings.

          SECTION 9.08. Governing Law. THIS AGREEMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS EXCEPT TO THE EXTENT THAT THE PERFECTION OF THE INTERESTS OF FALCON OR THE LIQUIDITY PROVIDERS IN THE TRUST ASSETS IS GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

          SECTION 9.09. Submission to Jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally submits to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, and each of the parties hereto hereby irrevocably and unconditionally (i) agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, such federal court and (ii) waives the defense of an inconvenient forum. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

          SECTION 9.10. Consent to Service of Process. Each party to this Agreement irrevocably consents to service of process by personal delivery, certified mail, postage prepaid or overnight courier. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted or required by law.

          SECTION 9.11. Waiver of Jury Trial. Each party to this Agreement waives any right to a trial by jury in any action or proceeding to enforce or defend any rights under or relating to this Agreement, any other Transaction Document, the Fee Letter or any amendment, instrument, document or agreement delivered or which may in the future be delivered in connection herewith or therewith or arising from any course of conduct, course of dealing, statements (whether verbal of written), actions of any of the parties hereto and the Liquidity Providers or any other relationship existing in connection with this Agreement of any other Transaction Document or the Fee Letter, and agrees that any such action or proceeding shall be tried before a court and not before a jury.

          SECTION 9.12. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement.

          SECTION 9.13. Replacement of Liquidity Providers. The Program Agent shall have the right, in its sole discretion, to terminate the rights and obligations of the Liquidity Providers to make the Purchase or fund Increases in the event that the applicable rating described in Sections 6.01(b) and 6.01(c) shall be downgraded. Such termination shall be effective upon written notice to such effect delivered by the Program Agent to such Liquidity Provider, whereupon the Term of such Liquidity Provider's Commitment shall be deemed to have terminated. Upon such termination, the Liquidity Provider shall cease to have any rights or obligations with respect to future Increases under this Agreement but shall continue to have the rights and obligations of a Liquidity Provider with respect to any Increases funded by it under this Agreement prior to such termination.

          SECTION 9.14. Reimbursement of Program Agent. Each Liquidity Provider will on demand reimburse the Program Agent its Liquidity Provider Commitment Percentage of any and all reasonable costs and expenses (including, without limitation, reasonable fees and disbursements of counsel) which may be incurred in connection with collecting amounts owed with respect to any Class A Certificate in which such Liquidity Provider purchases Class A Certificate Interests for which the Program Agent is not promptly reimbursed by the Seller or otherwise. Should the Program Agent later be reimbursed by the Seller or Falcon for any such amount, the Program Agent shall immediately pay to each Liquidity Provider its Liquidity Provider Commitment Percentage of such amount.

          SECTION 9.15. No Conflict of Interest. The Program Agent and its Affiliates may accept deposits from, lend money or otherwise extend credit to, act as trustee under indentures of, and generally engage in any kind of business with, the Seller and any of its Affiliates and any Person who may do business with or own securities of the Seller or any of its Affiliates, all as though this Agreement had not been entered into and without any duty to account therefor to Falcon or any Liquidity Provider.

          SECTION 9.16.  Withholding Taxes.  Each Liquidity
Provider warrants that it is not subject to any taxes, charges, levies or withholdings with respect to payments under this

Agreement that are imposed by means of withholding by any applicable taxing authority ("Withholding Tax"). Each Liquidity Provider agrees to provide the Program Agent, from time to time upon the Program Agent's request, completed and signed copies of any documents that may be required by any applicable taxing authority to certify such Liquidity Provider's exemption from Withholding Tax with respect to payments to be made to such Liquidity Provider under this Agreement. Each Liquidity Provider agrees to hold the Program Agent and the Seller harmless from any Withholding Tax imposed due to such Liquidity Provider's failure to establish that it is not subject to Withholding Tax.

          IN WITNESS WHEREOF, the parties hereto have caused this Certificate Purchase Agreement to be duly executed by their respective officers thereunto duly authorized as of the date first above written.

                         FEDERAL-MOGUL FUNDING CORPORATION,
                          as Seller



                         By----------------------------------
                           Name:
                           Title:


                         FALCON ASSET SECURITIZATION CORPORATION,
                          a Purchaser



                         By-----------------------------------
                           Name:
                           Title: Authorized Signatory


                         THE FIRST NATIONAL BANK OF CHICAGO,
                          as Program Agent


                         By----------------------------------
                           Name:
                           Title: Authorized Agent

Liquidity Providers:

Liquidity Provider
Commitment:  $100,000,000
Liquidity Provider
Commitment Percentage: 100%

                                NBD Bank,
                                a Liquidity Provider and a
                                Potential Purchaser


                                By----------------------------
                                  Name:
                                  Title: